UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 9, 2008

SENTRA CONSULTING CORP.
(Exact name of Registrant as specified in its charter)

Nevada	000-52706	20-5297544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Sentra Consulting Corp.
15 Hoover Street
Inwood, New York 11096

(Address of principal executive offices)

(516) 592-5600

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on December 27, 2007, Sentra Consulting Corp. (the “Company”) issued a promissory note to Bonnie Septimus, a director of the Company, in the aggregate principal amount of $100,000. On January 9, 2008, the Company repaid $100,000 in principal plus accrued interest in the amount $433 to Mrs. Septimus. Upon such payment, the Company’s promissory note was cancelled.

Section 3 - Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities.

Between January 7, 2008 and January 14, 2008, the Company accepted subscriptions for shares of its Series A Convertible Preferred Stock (“Series A Preferred”) from 7 accredited investors, for an aggregate of 497 shares of Series A Preferred stock. The investors are each of the children of Bonnie Septimus, a director of the Company, and includes a subscription for 71 shares by Philip Septimus, the Company’s Secretary and Chairman. The purchase price paid to the Company for such shares was $1,000 per share, amounting in the aggregate to $497,000. Each share of Series A Preferred is convertible into shares of common stock at the option of the holder thereof at a conversion price of $0.25 per share. All subscriptions for shares of Series A Preferred were evidenced by a subscription agreement, in which the subscribers represented to the Company that the subscriber is an accredited investor (as such term is defined under Rule 501 of Regulation D), and the transaction did not involve any form of general solicitation or advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2008

SENTRA CONSULTING CORP.
(Registrant)

By:	/s/ David Neuberg
Name:	David Neuberg
Title:	Chief Executive Officer and President